SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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NATURAL ALTERNATIVES INTERNATIONAL, INC.

Notice of Annual Meeting of Stockholders
to be Held on January 11, 2002

     An Annual Meeting of Stockholders of Natural Alternatives International, Inc., a Delaware corporation (the “Company”), will be held at the Olympic Resort Hotel and Spa, 6111 El Camino Real, Carlsbad, California 92009 on Friday, January 11, 2002, at 1:00 p.m., local time, for the following purposes:

     1. Election of one (1) director of the Company in Class II to serve until the next Annual Meeting of Stockholders held to elect directors in Class I (and until the election and qualification of their successors).

     2. Confirmation of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 30, 2002.

     3. Transaction of such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on November 15, 2001 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the Annual Meeting of Stockholders in person. Regardless of whether you plan to attend the meeting, please sign and date the enclosed Proxy and return it promptly in the accompanying envelope, postage for which has been provided if mailed in the United States. The prompt return of Proxies will ensure a quorum and save the Company the expense of further solicitation. Any stockholder returning the enclosed Proxy may revoke it prior to its exercise by voting in person at the meeting or by filing with the Secretary of the Company a written revocation or a duly executed Proxy bearing a later date.

By Order of the Board of Directors

Mark A. LeDoux Chairman of the Board and Chief Executive Officer

San Marcos, California
November 29, 2001

PROPOSAL 1
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE HUMAN RESOURCES COMMITTEE
STOCKHOLDER RETURN PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 2
STOCKHOLDERS’ PROPOSALS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORTS
OTHER MATTERS

NATURAL ALTERNATIVES INTERNATIONAL, INC.
1185 Linda Vista Drive
San Marcos, California 92069

PROXY STATEMENT

General

     The enclosed Proxy is solicited on behalf of the Board of Directors of Natural Alternatives International, Inc., a Delaware corporation (the “Company”), for use at the meeting of Stockholders (“Annual Meeting”) to be held on January 11, 2002, at 1:00 p.m., local time, or at any adjournment or postponement thereof. The Annual Meeting will be held at the Olympic Resort Hotel and Spa, 6111 El Camino Real, Carlsbad, California 92009. This Proxy Statement and the accompanying Proxy and annual report are first being mailed to stockholders on or about November 29, 2001.

Voting

     Only stockholders of record at the close of business on November 15, 2001 will be entitled to vote at the Annual Meeting. On November 15, 2001, there were approximately 5,785,606 shares of Common Stock outstanding. The Company is incorporated in Delaware and is not required by Delaware corporation law or its Certificate of Incorporation to permit cumulative voting in the election of directors.

     Each share of Common Stock will have one vote on each matter properly presented and submitted to a vote at the Annual Meeting. An affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote thereon (where the holders of a majority of the shares entitled to vote are present in person or by Proxy) will be necessary to approve each matter, except for the election of directors, who are elected by a plurality of the votes of the shares present in person or by Proxy. There are no rights that will accrue to stockholders dissenting in any matter known to the Company to be raised at the Annual Meeting. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which Proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

Revocability of Proxies

     When the enclosed Proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with any directions noted thereon, and if no such directions are indicated, the shares it represents will be voted in favor of the proposals set forth in the notice attached hereto. Any person giving a Proxy in the form accompanying this statement has the power to revoke it any time before its exercise by filing with the Secretary of the Company at the Company’s principal executive office, 1185 Linda Vista Drive, San Marcos, California 92069, an instrument of revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation

     The Company is soliciting the enclosed Proxy and will bear the entire cost of the solicitation of Proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. The Company has retained Mellon Shareholder Services to assist in the solicitation of Proxies. The solicitation of Proxies by mail may be supplemented by telephone, telegram and/or personal solicitation by directors, officers, employees or agents of the Company. No additional compensation will be paid for any such services. Except as described above, the Company does not intend to solicit Proxies other than by mail.

PROPOSAL 1
ELECTION OF CLASS II DIRECTOR

     Directors of the Company are elected to serve three-year terms. The Class II director to be elected at the Annual Meeting of stockholders to be held on January 11, 2002, will serve until his successor is elected and has qualified or until his death, resignation or removal. The nominee for Class II director, Lee G. Weldon, is currently a member of the Company’s Board of Directors (the “Board”) in Class II. Mr. Weldon was elected a Class II director at the meeting of stockholders held on December 6, 1999. The other currently serving Class II director, Marie A. LeDoux, has recently declined to be nominated for election as a Class II director for health reasons and her term as a Class II director will expire on January 11, 2002. The Board is presently evaluating candidates to fill the vacancy created by Ms. LeDoux’s decision not to seek reelection as a Class II director, but has not as yet completed the evaluation process. The Board does not know if it will complete the evaluation of candidates to fill the Class II director vacancy prior to January 11, 2002. If it does, the Company shall publicly announce the proposed candidate and the shares represented by the enclosed proxy will be voted for the election of the Board nominee. If the Board does not nominate a candidate prior to January 11, 2002, it will appoint a director to fill the Class II vacancy at such time as it completes its evaluation of candidates, and that director will serve until the next succeeding stockholder meeting held for the election of Class II directors. The Class I directors on the Board, Mark A. LeDoux and Joe E. Davis, are serving terms that will expire at the next meeting of stockholders held to elect Class I directors. The sole Class III director on the Board, J. Scott Schmidt, is serving a term that will expire at the next meeting of stockholders held to elect the Class III directors.

     Unless authority to do so is otherwise withheld, it is intended the shares represented by the enclosed Proxy will be voted for the election of Lee G. Weldon as a Class II director. Mr. Weldon has agreed to serve if elected. In the event Mr. Weldon becomes unavailable or refuses to serve as a director (an event that is not anticipated), the shares represented by the enclosed Proxy will be voted for the election of such other nominee as the Board may select.

Information About Nominee and Directors

     Set forth below is information regarding the nominee for election as a director in Class II and the continuing directors in Class I and Class III, including information furnished by them as to their principal occupations at present and for the last five years, certain directorships held by each, their age as of November 2930, 2001, and the year in which each became a director of the Company. There are no family relationships among any of the directors or executive officers of the Company.

Name	Age

CLASS II

Lee G. Weldon	62

     Mr. Weldon has been a director of the Company since June of 1992. He was the Chairman and Chief Executive Officer of Kal Healthway, Inc., a food supplement distributor that was the earliest significant customer of the Company, from 1978 to 1995. Mr. Weldon graduated from UCLA and obtained a Bachelor of Science in Business Administration in 1963. Mr. Weldon became a member of Young President’s Organization (“YPO”) in 1982, and since 1990 he has been a graduate member of YPO.

The Board of Directors recommends a vote FOR the Class II nominee listed above.

CLASS I

Mark A. LeDoux	47

     Mr. LeDoux is Chairman of the Board of Directors, Chief Executive Officer and Assistant Treasurer of the Company. Mr. LeDoux relinquished the title of President during 2001. He was a director, the President and Chief Executive Officer of Natural Alternatives, Inc., the predecessor corporation, from its formation in 1981 until the 1986 merger into the Company. Mr. LeDoux has been a director and Chief Executive Officer of the Company since the August 1986 merger of the predecessor corporation into the Company, which continued the business and operations of Natural Alternatives, Inc. He was appointed President of the Company in January 1999, an office he previously held from August 1986 to December 1996. From 1976 to 1980, Mr. LeDoux held the position of Executive Vice President and Chief Operating Officer of Kovac Laboratories, a company which was engaged in the business of manufacturing nutritional supplements. He attended the University of Oklahoma and graduated Cum Laude with a Bachelor of Arts and Letters in 1975. Mr. LeDoux graduated from Western State University, College of Law in 1979, receiving a Juris Doctor degree. Mr. LeDoux is the son of Marie A. LeDoux, who is currently a director and the Secretary of the Company.

Joe E. Davis	66

     Mr. Davis was appointed a director of the Company in February 2000. Mr. Davis has been a private investor for over ten years, and currently serves as a director of several public and privately held corporations, including BMC Industries, Inc., Wilshire Technologies, Inc., and Freymiller Trucking, Inc. Mr. Davis previously served as Chairman of the Board of Linear Corporation from 1987 to 1988, and as President and Chief Executive Officer of BMC Industries, Inc. during 1985. From 1974 to 1982 Mr. Davis held the position of President and Chief Executive Officer of National Health Enterprises, Inc. Mr. Davis graduated from the University of Texas with a B.S. in chemistry and has an M.B.A. from the Harvard Graduate School of Business Administration.

CLASS III

J. Scott Schmidt	64

     Mr. Schmidt became a director of the Company in January 1999. Mr. Schmidt is currently a Group Publisher with 101 Communications LLP. From 1995 until he accepted his current position in 2000, Mr. Schmidt was a Management Consultant specializing in communications, marketing, and mergers and acquisitions. Mr. Schmidt was Chief Executive Officer of Thompson Newspapers

Corporation between from 1992 to 1994. From 1991 to 1992 Mr. Schmidt was the President, Publisher and Partner of American Collegiate Network, Inc., which was the publisher of the National College Newspaper. Mr. Schmidt was President and Chief Executive Officer of Hilton/Schmidt, Inc., which specialized in consulting for media companies in the areas of editorial, sales, marketing and acquisitions, prior thereto. Mr. Schmidt previously spent 27 years with Tribune Company of Chicago, eventually serving as Vice President/News and Information for the entire corporation. Mr. Schmidt attended Bradley University and Northwestern University.

Board Committees and Meetings

     During the fiscal year ended June 30, 2001, the Board held six (6) regular meetings. All directors then in office attended at least 75% of the aggregate number of meetings of the Board and of the Committees on which such directors served during the fiscal year ended June 30, 2001.

     All members of the Board hold office until the next meeting of stockholders held for the purpose of election of the directors in their class held on or about the expiration of their respective terms of office and the election and qualification of their successors. All directors who are not also employees or officers of the Company receive a minimum annual fee of $5,000, payable in arrears, for service during the prior year on the date of the meeting of stockholders held to elect Directors of their Class, plus a fee of $1,000 for each Board and Committee meeting personally attended. Upon first becoming a member of the Board of Directors, each outside director receives a nonqualified stock option to purchase 10,000 common shares. Thereafter, during each year an outside director serves on the Board of Directors, the outside director receives an additional nonqualified stock option covering 10,000 common shares which vests ratably over three years. Executive officers serve at the discretion of the Board. The Board has an Audit Committee and a Human Resources Committee but does not have a Nominating Committee. The Human Resources Committee functions as the compensation committee.

     The Audit Committee is composed of independent directors. The Audit Committee functions pursuant to a written charter adopted by the Board during 2000. The Audit Committee recommends a firm of certified public accountants to be appointed by the Board, subject to ratification by the stockholders, as independent auditors to audit the Company’s financial statements and to perform services related to the audit. The Audit Committee also has the responsibility to review the scope and results of the audit with the independent auditors, review with management and the independent auditors the Company’s interim and year-end operating results, consider the adequacy of the internal accounting and control procedures of the Company, review any non-audit services to be performed by the independent auditors and consider the effect of such performance on the independence of the auditors. The Audit Committee currently consists of directors Davis, Weldon and Schmidt. During fiscal year 2001, the Audit Committee met six (6) times.

     Among other duties, the Human Resources Committee establishes and recommends to the Board rates of salary, bonuses, retirement and other compensation for all directors and officers of the Company and for such other personnel it determines advisable or as the Board may designate. The Human Resources Committee currently consists of directors Weldon and Schmidt. Messrs. Weldon and Schmidt are not officers or employees of the Company or any of its subsidiaries. During fiscal year 2001, the Human Resources Committee met three (3) times.

EXECUTIVE OFFICERS

Name	Position	Age	First Year of Service

Mark A. LeDoux(1)	Chairman of the Board of Directors, Chief Executive Officer and Assistant Treasurer	47	1986
Randell Weaver(2)	Chief Operating Officer and Chief Financial Officer	43	2001
Robert K. Clausen(3)	Senior Vice President Manufacturing	48	2000
R. David Lough(4)	Vice President Business Development	56	1998
John A. Wise(5)	Chief Scientific Officer	61	1987

(1)	Mark A. LeDoux. Information concerning Mr. LeDoux’s background and experience is set forth at page 2 above.

(2)	Randell Weaver was appointed Chief Financial Officer in June, 2001 and Chief Operating Officer on August 24, 2001. After four years in public accounting with Pannell Kerr Forster, Mr. Weaver served as Chief Financial Officer of Microcomputer Memories, Inc. from 1984 to 1986. From 1986 to 1995, Mr. Weaver was the principal of Randell Weaver Consulting where he managed operational and financial restructurings of troubled enterprises. From 1995 to 1998, Mr. Weaver was President and Chief Financial Officer, respectively, of two subsidiaries of Grupo Industrial Bimbo, S.A. engaged in the baking business. From 1999 to 2000, Mr. Weaver was retained by the shareholders of Solutioneering, Inc. to assist in its bankruptcy reorganization. In 2000, Mr. Weaver joined CGM Group, LLC, a management consulting firm, as Managing Director. Mr. Weaver has a bachelor of science degree in Business Administration from California State University, Northridge and a Master’s Degree in Spiritual Psychology from the University of Santa Monica.

(3)	Robert K. Clausen joined the Company as Vice President Manufacturing in October, 2000, and was promoted to Senior Vice President Manufacturing on August 24, 2001. Prior to joining the Company, Mr. Clausen was Director of Manufacturing of Chattem, Inc. from 1993 to 2000. Mr. Clausen received a B.S. in Biology from Upsala College in 1975 and a B.A. in Chemistry from Rutgers University in 1978.

(4)	R. David Lough joined the Company in December 1998. Mr. Lough was employed by Shaklee Corporation from 1975 to 1986 and from 1996 to 1998, serving as Vice President, International the latter two years. From 1992 to 1995, he was the Vice President of International Business with Nature’s Sunshine, Inc. Mr. Lough received a B.S. in Packaging Engineering and Marketing from Michigan State University in 1967. He earned his M.B.A. in Marketing from Santa Clara University in 1971.

(5)	John A. Wise joined the Company in 1987 and served as Director of Science and Technology and Vice President of Science and Technology until being appointed to his current position. From 1982 to 1986, Dr. Wise was Executive Vice President of Research and Development for United Sciences of America, Inc. Dr. Wise received a B.S. in Preventative Medicine and a B.A. in Zoology from the University of Washington in 1963 and an M.S. in Microbiology from the University of Minnesota in 1967. He received his Ph.D. in Microbiology from Oregon State University in 1970.

Summary of Cash and Other Compensation

     The following table sets forth compensation for services rendered in all capacities to the Company during the fiscal years ending June 30, 1999, 2000 and 2001 by each of the five most highly compensated executive officers:

SUMMARY COMPENSATION TABLE
ANNUAL COMPENSATION

					All Other
Name	Year	Salary	Bonus	Other(1)	Compensation

Mark A. LeDoux	2001	$212,019	$203	—	$—
	2000	$253,662	—	$17,010	$28,779
	1999	$229,360	$609	$345,781	$27,756

Peter C. Wulff (2)	2001	$169,859	$203	—	$—
	2000	$100,962	—	—	$2,810
	1999	—	—	—	—

R. David Lough	2001	$162,308	$203	—	$—
	2000	$150,000	—	$66,586	$15,546
	1999	$75,000	—	$9,246	$2,739

Douglas E. Flaker(3)	2001	$135,289	$12,703	—	$—
	2000	$111,077	—	$15,941	$18,693
	1999	$50,000	—	$9,339	$2,588

John A. Wise	2001	$170,769	$203	—	$61,216 (4)
	2000	$143,385	—	$19,139	$17,263
	1999	$110,000	$629	$46,905	$21,433

(1)	Amounts listed for named executive do not exceed the lesser of $50,000, or 10% of salary and bonus combined, except as set forth in the following table.

(2)	Mr. Wulff resigned as Chief Financial Officer and an employee of the Company on May 25, 2001.

(3)	Mr. Flaker resigned as Vice President Marketing and an employee of the Company on August 31, 2001.

(4)	The amount shown represents forgiveness of indebtedness owed by Dr. Wise to the Company.

Option Grants

The following table contains information concerning the stock option grants to the Company’s named executive officers that were made for the fiscal year ended June 30, 2001:

OPTION GRANTS IN FISCAL 2001

					Potential Realizable Value
	Number of	Percent of			at Assumed Annual Rate
	Securities	Total Options			of Stock Price Appreciation
	Underlying	Granted to	Exercise or		for Option Term(2)
	Options	Employees in	Base Price	Expire
	Granted(#)	Fiscal Year	($/Share)(1)	Date	5%	10%

Mark A. LeDoux	30,000	16.6%	$2.00	August 27, 2010	$37,734	$95,625
Peter C. Wulff(3)	29,000	16.0%	$2.00	August 27, 2010	$36,476	$92,437
R. David Lough	20,000	11.0%	$2.00	August 27, 2010	$25,156	$63,750
Douglas E. Flaker	20,000	11.0%	$2.00	August 27, 2010	$25,156	$63,750
John A. Wise	40,000	22.0%	$2.00	August 27, 2010	$50,312	$127,499
Robert K. Clausen	20,000	11.0%	$2.44	January 7, 2011	$30,690	$77,775

(1)	The options granted to the foregoing executive officers were granted under the Company’s 1999 Omnibus Equity Incentive Plan. The Board granted Mr. Clausen’s stock options on January 8, 2001. All other options were granted on August 28, 2000. All options were priced at the fair market value price of the Company’s Common Stock on the date of grant. The following restrictions (among others) apply to the options granted: (a) the recipient must be employed with the Company on a full time basis on the date of exercise; (b) the recipient may not be in default of any condition of any written employment agreement; and (b) one-third of the options granted are exercisable on each of the three (3) anniversaries of the date of grant of the option.

(2)	The potential realizable value of each grant of options has been calculated, pursuant to the regulations promulgated by the Securities and Exchange Commission (the “SEC”), assuming the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at the annualized rates of 5% and 10%, respectively. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimates of future stock price growth. Unless the market price of the Common Stock does in fact appreciate in excess of the exercise price of the option over the option term, no value will be realized from option grants made to the executive officers.

(3)	All of Mr. Wulff’s outstanding options terminated on August 23, 2001.

Option Exercises and Holdings

     The following table sets forth information concerning option exercises and option holdings by the Company’s named executive officers under the 1992 Incentive Plan, the 1992 Nonqualified Stock Option Plan, the 1994 Nonqualified Stock Option Plan, and the 1999 Omnibus Equity Incentive Plan for the year ended June 30, 2001.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2001 AND
FISCAL YEAR END OPTION/SAR VALUES

			Number of	Value of Unexercised
			Securities Underlying	In-the-Money
	Shares		Unexercised Options/SARS	Options/SARS at Fiscal
	Acquired on	Value	at Fiscal Year-End(#)	Year-End($)(1)
Name	Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Mark A. LeDoux	—	—	40,000/20,000	$2,500/$5,000
Peter C. Wulff	—	—	20,000/29,000	$2,417/$4,833
R. David Lough	—	—	30,000/20,000	$1,667/$3,333
Douglas E. Flaker	—	—	23,333/16,667	$2,500/$2,500
John A. Wise	—	—	58,333/26,667	$3,333/$6,667
Robert K. Clausen	—	—	—/20,000	—/$5,000

The closing price of the Company’s common stock at June 30, 2001, as quoted on the National Market System of the Nasdaq Stock Market, was $2.25.

Defined Benefit Pension Plan

     The Company sponsors a defined benefit pension plan (the “Plan”), which provides retirement benefits to employees based generally on years of service and compensation during the last five years before retirement. Effective June 21, 1999, the Company adopted an amendment to freeze benefit accruals of the participants of the Plan. The Company’s policy is to fund the net pension cost accrued. However, the Company would not contribute an amount less than the minimum funding requirements of the Employee Retirement Income Security Act of 1974 or more than the maximum tax-deductible amount.

Employment Agreements

     During 2001, the Company had employment agreements with Mark A. LeDoux, Robert K. Clausen, R. David Lough, and John A. Wise. During 2001, Director Marie A. LeDoux held the office of Secretary of the Company, but did not have a written employment agreement. In her capacity as Secretary of the Company, Mrs. LeDoux received annual compensation of $12,000. The Company entered into an employment agreement with Mr. Weaver in August, 2001.

     The employment agreements for Messrs. LeDoux, Lough, Clausen and Wise each have a term ending June 30, 2001. Pursuant to all such agreements, each executive officer remains employed by the Company following the expiration of the stated term, with the salary and benefits prescribed in his employment agreement. Mr. Weaver’s employment agreement has a term ending on October 31, 2002. The Company intends to execute new employment agreements with Messrs. LeDoux, Weaver, Lough, Clausen and Wise during the second quarter of fiscal year 2002.

     Mr. LeDoux’s employment agreement provides for an annual salary of $225,000. In the event Mr. LeDoux’s employment is terminated without cause, he would be entitled to severance pay equal to one (1) year’s compensation. Following a Change of Control in the Company, as such term is defined in his employment agreement, Mr. LeDoux will be entitled to receive 150% of his then current salary if he voluntarily resigns or is terminated without cause.

     Mr. Weaver’s employment agreement provides for an annual salary of $195,000 as Chief Financial Officer and for an annual salary of $225,000 while he is serving as both Chief Financial Officer and Chief Operating Officer. In the event Mr. Weaver’s employment is terminated without cause, he will be entitled to severance pay of three months’ compensation. Mr. Weaver’s employment agreement also provides for the issuance to him of an option to purchase as many as 100,000 shares of Common Stock of the Company at an exercise price equal to the last reported sale price on the Nasdaq Stock Market on August 31, 2001. The vesting of this option is subject to the attainment of certain financial results during the Company’s fiscal year ending June 30, 2002.

     Mr. Clausen’s employment agreement provides for an annual salary of $170,000. In the event Mr. Clausen’s employment is terminated without cause, he will be entitled to severance pay of nine months’ compensation following one year of employment and severance pay of one (1) year’s compensation following two years of employment. Following a Change of Control in the Company, as such term is defined in his employment agreement, Mr. Clausen will be entitled to receive 150% of his then current salary if he voluntarily resigns or is terminated without cause.

     Mr. Lough’s employment agreement provides for an annual salary of $170,000. In the event Mr. Lough’s employment is terminated without cause, he would be entitled to severance pay equal to one (1) year’s compensation. Following a Change of Control in the Company, as such term is defined in his employment agreement, Mr. Lough will be entitled to receive 150% of his then current salary if he voluntarily resigns or is terminated without cause.

     Dr. Wise’s employment agreement provides for an annual salary of $180,000. In the event Dr. Wise’s employment is terminated without cause, he would be entitled to severance pay equal to one (1) year ‘s compensation. Following a Change of Control in the Company, as such term is defined in his employment agreement, Dr. Wise will be entitled to receive 150% of his then current salary if he voluntarily resigns or is terminated without cause.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is a standing committee of the Board of Directors of the Company and is composed entirely of the outside directors. The Audit Committee of the Board of Directors has reviewed and discussed the Company’s audited financial statements for the year ended June 30, 2001 with management and has received the written disclosures and the letter from Ernst & Young LLP, the Company’s independent auditors, required by Independent Standards Board Standard No. 1 (Independent Discussions with Audit Committee). The Audit Committee has discussed with the independent auditors the Company’s audited financial statements for the year ended June 30, 2001, the quality of the Company’s accounting principles and underlying estimates in its financial statements and the auditor’s independence as required by Statement on Auditing Standards No. 61 of the Auditing Standards Board of the American Institute of Certified Public Accountants.

     Based on these discussions with Ernst & Young LLP the Audit Committee members recommended unanimously to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2001.

     The members of the Audit Committee are Joe E. Davis, J. Scott Schmidt and Lee G. Weldon.

REPORT OF THE HUMAN RESOURCES COMMITTEE

     The Human Resources Committee is a standing committee of the Board of Directors of the Company and is composed entirely of outside directors. The Human Resources Committee is responsible for adopting and evaluating the effectiveness of Human Resources policies and programs for the Company and for making recommendations regarding the appointment and compensation of the Company’s executive and other officers to the full Board of Directors of the Company.

     The following report is submitted by the Human Resources Committee members with respect to the executive compensation policies established by the Human Resources Committee and compensation paid or awarded to executive and other officers for fiscal year 2001.

Compensation Philosophy and Objectives

     In adopting and evaluating the effectiveness of compensation programs for executive officers, as well as other employees of the Company, the Human Resources Committee is guided by three basic principles:

     1. The Company must offer competitive salaries to be able to attract and retain highly-qualified and experienced executives and other management personnel.

     2. Annual executive compensation in excess of base salaries should be tied to the Company’s performance.

     3. The financial interest of the Company’s senior executives should be aligned with the financial interest of the stockholders, primarily through stock option grants and other equity-based compensation programs which reward executives for improvements in the long term value of the Company’s Common Stock.

Salaries and Employee Benefit Programs

     In order to retain executives and other key employees, and attract well-qualified executives when the need arises, the Company strives to offer salaries, health care and other employee benefit programs to its employees comparable to those offered by competing businesses. In establishing salaries for executive officers, the Human Resources Committee reviews the historical performance of the executives and available information regarding prevailing salaries and compensation programs offered by businesses of similar size and industry classification in the same geographical area.

     The Committee believes the base salary and employee benefits of the Company in 2001 were generally comparable to or lower than those offered by comparable companies in and around San Diego County.

Stock Options and Equity-Based Programs

     In order to align the financial interest of senior executives and other key employees with those of the stockholders, the Company grants stock options to purchase Common Stock of the Company and may grant restricted stock and stock units to its senior executives and other key employees on a periodic basis. Grants of stock options, restricted stock and stock units to reward senior executives and other key employees for performance, which results in increases in the market price of the Company’s Common Stock, which directly benefits all stockholders.

Chief Executive Officer’s Compensation

     Mr. LeDoux, the Chairman of the Board and Chief Executive Officer, is awarded a base salary and is evaluated substantially in accordance with the foregoing policies. In May, 2000, Mr. LeDoux voluntarily reduced his salary from $260,000 to $180,000 per annum. Pursuant to his employment agreement dated as of November 15, 2001, Mr. LeDoux’s base salary was set at $225,000 per annum. No incentive bonuses were issued to Mr. LeDoux in 2001. In determining Mr. LeDoux’s base salary during fiscal year 2001, the Human Resources Committee considered the results of the cost containment program developed during 2000 and implemented throughout 2001 as well as the financial performance of the Company and other factors.

     The members of the Human Resources Committee are J. Scott Schmidt and Lee G. Weldon.

Human Resources Committee Interlocks and Insider Participation

     There were no interlocks or other relationships among the Company’s executive officers and directors that are required to be disclosed under applicable executive compensation disclosure regulations.

     The foregoing reports of the Audit Committee and the Human Resources Committee, respectively, and the Stockholder Return Performance Graph hereinbelow are not “soliciting material,” are not deemed filed with the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference and shall not otherwise be deemed filed under such Acts.

STOCKHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly performance of the cumulative total stockholder return (change in stock price plus reinvested dividends) on the Company’s Common Stock with the total return of the Nasdaq US Index and Nasdaq Pharmaceutical Companies for the period beginning June 30, 1995, and ending June 30, 2001. The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of possible future performance of the Company’s Common Stock.

	6/30/96	6/30/97	6/30/98	6/30/99	6/30/00	6/30/01

Natural Alternatives International, Inc.	100	80	211	36	19	24
Nasdaq US	100	122	160	230	340	185
Nasdaq Pharmaceuticals	100	101	104	145	334	241

Assumes a $100 investment on June 30, 1996 in each of the Company’s Common Stock, the securities comprising the Nasdaq US Index, and the securities comprising the Nasdaq Pharmaceutical Companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company’s common stock as of September 30, 2001, by (i) each director and nominee for director; (ii) each of the Company’s executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) each person who is known by the Company to beneficially own more than 5% of the Company’s Common Stock. Except as otherwise indicated in the footnotes and subject to applicable community property laws, to the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially	Percent Beneficially
	Owned	Owned(1)

Marie A. LeDoux	1,028,101	17.77%
Mark A. LeDoux(2)	283,317	4.90%
J. Scott Schmidt(3)	12,000	.21%
Lee G. Weldon(4)	52,000	.90%
Joe E. Davis(5)	3,333	.06%
Robert K. Clausen(6)	10,000	.02%
R. David Lough(7)	56,908	1.00%
John A. Wise(8)	87,592	1.51%

All Directors and Officers As a Group (8 Persons)	1,533,251	26.4%

(1)	Shares of Common Stock which were not outstanding but which could be acquired upon exercise of an option within 60 days from September 30, 2001, are considered outstanding for the purpose of computing the percentage of outstanding shares beneficially owned. However, such shares are not considered to be outstanding for any other purpose.

(2)	Includes 800 shares held in the name of Mr. LeDoux’s wife, Julie LeDoux and 8,000 shares held as custodian for his children and a niece. Also includes 40,000 shares, which Mr. LeDoux has the right to acquire upon exercise of options exercisable within 60 days of September 30, 2001.

(3)	Includes 10,000 shares which Mr. Schmidt has the right to acquire upon exercise of options excercisable within 60 days of September 30, 2001.

(4)	Includes 10,000 shares which Mr. Weldon has the right to acquire upon exercise of options exercisable within 60 days of September 30, 2001.

(5)	Represents 3,333 shares which Mr. Davis has the right to acquire upon exercise of stock options exercisable within 60 days of September 30, 2001.

(6)	Represents 10,000 shares which Mr. Clausen has the right to acquire upon exercise of options exercisable within 60 days of September 30, 2001.

(7)	Includes 30,000 shares which Mr. Lough has the right to acquire upon exercise of options exercisable within 60 days of September 30, 2001.

(8)	Includes 58,333 shares which Dr. Wise has the right to acquire upon exercise of options exercisable within 60 days of September 30, 2001.

     There is no arrangement known by the Company, the operation of which may at a subsequent date, result in a change of control of the Company.

Certain Relationships and Related Transactions

     Director Marie A. LeDoux and Chairman of the Board and Chief Financial Officer Mark A. LeDoux are each presently indebted to the Company in an amount in excess of $60,000. Pursuant to an agreement with Mrs. LeDoux, the Company pays the annual premium of a life insurance policy on her life. Each payment is in the form of a loan to Mrs. LeDoux. The primary purpose of the insurance policy is to provide liquidity to pay estate taxes and thereby avoid the potentially depressive market effect of the sale of a substantial amount of Company stock for such purpose. The indebtedness is to be repaid from the death benefit to be paid pursuant to the policy. The loan to Mark A. LeDoux was made for personal purposes. The balances of these loans at June 30, 2001 (rounded to the nearest thousand) are shown below:

June 30, 2001

Marie A. LeDoux	$350,000
Mark A. LeDoux	$71,000

PROPOSAL 2
SELECTION OF AUDITORS

     Subject to stockholder approval at the Annual Meeting, the Board has selected Ernst & Young LLP to continue as the Company’s independent auditors for the fiscal year ending June 30, 2002. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to ratify the selection of Ernst & Young LLP.

The Board of Directors recommends a vote FOR Proposal 2.

STOCKHOLDERS’ PROPOSALS

     Under SEC Regulation Section 240.14a-5 adopted pursuant to Section 14(a) of the Securities Exchange Act of 1934, stockholders who intend to submit proposals at the 2003 Annual Meeting must submit such proposals to the Company no later than August 3, 2002 in order for them to be included in the Proxy Statement and the form of Proxy to be distributed by the Board in connection with that meeting. If the 2003 Annual Meeting is held on a date which is not within 30 days of January 11, 2003, then such proposals must be submitted a reasonable time before the Company begins to print and mail its proxy materials. If a stockholder wishes to have a proposal considered at the 2003 Annual Meeting but does not utilize the process set forth in Regulation Section 240.14a-8, the Company’s bylaws control the timely filing of such proposals. Under the Company’s bylaws, a stockholder proposal is not timely unless delivered to or mailed to the Secretary of the Company and received at the executive offices of the Company not less than thirty (30) days nor more than sixty (60) days prior to the meeting as originally scheduled. In the event less than forty (40) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be made timely must be received by the Company not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was made or publicly disclosed. It is recommended that stockholders submitting proposals or notices of proposals direct them to the Secretary and to the Chief Financial Officer of the Company and utilize Certified Mail-Return Receipt Requested. Stockholders’ proposals should be submitted to Natural Alternatives International, Inc., 1185 Linda Vista Drive, Suite D, San Marcos, CA 92069, Attn: Chief Financial Officer.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and any persons holding more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports.

     Based solely on its review of the copies of reporting forms received by the Company, the Company believes that during the fiscal year ended June 30, 2001, all filing requirements under Section 16(a) were satisfied.

ANNUAL REPORTS

     The Company’s 2001 Annual Report, which includes audited financial statements for the Company’s fiscal year ended June 30, 2001, is being mailed on or about November 29, 2001, with this Proxy Statement to stockholders of record on November 15, 2001.

OTHER MATTERS

     The Board knows of no other matters which will be brought before the Annual Meeting. If any other matter is properly brought before the Annual Meeting or any adjournment thereof, it is intended that the persons named in the enclosed form of Proxy will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Mark A. LeDoux
Chairman of the Board and Chief Executive Officer

NATURAL ALTERNATIVES INTERNATIONAL, INC.
a Delaware Corporation
ANNUAL MEETING OF STOCKHOLDERS
________________, _____

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Mark A. LeDoux and Randell Weaver as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse hereof, all of the shares of Common Stock of Natural Alternatives International, Inc., held of record by the undersigned on November 15, 2001, at the Annual Meeting of Stockholders to be held on January 11, 2002, or any adjournment thereof.

(Please date and sign on the other side)

FOLD AND DETACH HERE

The Board of Directors recommends a vote FOR the election of the nominee for Class II Director

1.  ELECTION OF CLASS II DIRECTOR

FOR NOMINEE	WITHHOLD AUTHORITY
LISTED BELOW	TO VOTE FOR NOMINEE LISTED BELOW
[ ]	[ ]
Nominee: Lee G. Weldon

2.  To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors:

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

3.  In their discretion, upon such other business as may properly come before the meeting:

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

Please mark your votes as indicated in this sample                                                                                            [      ]

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Dated: _________________________________ *

_________________________________________________
SIGNATURE OF STOCKHOLDER

_________________________________________________
SIGNATURE OF JOINT STOCKHOLDER

NOTE: If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.